IRREVOCABLE RELEASE OF CLAIMS AGREEMENT

This IRREVOCABLE RELEASE OF CLAIMS AGREEMENT (the "**Release**") is entered into as of January 19, 2016 by and between PAYWALL, INC. ("**PayWall**") and KSIX, MEDIA, INC. (the "**KSM**") each of whom are sometimes referred to as a "Party" or collectively as the "Parties" pursuant to the following terms and conditions.

Recitals

WHEREAS, the Parties previously entered into a Pledge Agreement dated on or about December 23, 2014, whereby KSM pledged to Paywall a first/priority security interest in all of the membership interests in two of its subsidiary companies: KSIX, LLC and BLVD Media Group, LLC;

WHEREAS, KSIX MEDIA, INC.'s parent corporation, KSIX MEDIA HOLDINGS, INC. ("**KSIX**") is in the process of obtaining financing from various parties to debt service creditors and maintain day-to-day operations and as a condition of this financing this Release is required to issue and deliver a certificate issued by KSIX MEDIA, INC. reflecting a first priority lien under the Uniform Commercial Code (UCC) against all the membership interests in its subsidiary companies KSIX and BLVD Media Group, LLC;

WHEREAS, KSM has agreed to provide PayWall with certain additional consideration, as further specified in the First Amended Pledge Agreement for the full release of claims, specifically the first/priority security interests in the LLC membership interests, and as further set forth in this Release to allow a new creditor to claim a first priority lien against the assets of KSM;

WHEREAS, upon PayWall's execution of this agreement and non-revocation of the Release of Claims following the Effective Date as specified herein, the Company shall provide priority payments and other benefits as specified in First Amended Pledge Agreement, New Note as well as such other benefits as mutually agreed by the Parties;

Terms of Agreement

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Parties have agreed and do hereby agree as follows:

1. CONSIDERATION. KSM and PayWall have concurrently in connection with this Release entered into a First Amended Pledge Agreement and Convertible Promissory Note. Together these instruments modify the transaction which took place between he Parties on or about December 23, 2014 whereby PayWall sold all of its interest in the LLC membership interests to KSM in exchange for a Secured Promissory Note, Pledge Agreement and certain payments thereby. For purposes of this agreement PayWall acknowledges the receipt of beneficial consideration, as further discussed in paragraph 3 of the Convertible Promissory Note. In summation, KSM is providing PayWall a priority payment beyond the minimum payments due to PayWall in the next 90 days along with conversion rights in the event of a default under the Convertible Promissory Note.

2. NON MODIFICATION. Other than as specifically discussed herein this Release and the other Agreements integrated therewith: the First Amended Pledge Agreement and Convertible Promissory Note shall not act to modify the rights, duties and obligations of the Parties under the Membership Interests Purchase Agreement dated December 23, 2014 except as specifically discussed in the body of this Release.

3. TAXES. PayWall specifically acknowledges and agrees that KSM has made no representations to PayWall regarding the tax consequences of any amounts received by PayWall for its benefit pursuant to this Agreement.

4. FURTHER ASSURANCES / REASONABLE COOPERATION. PayWall agrees to assist with any other aspects of the KSIX financing transaction described in this Agreement where certain accommodations may be requested of it by KSM or its affiliates. PayWall is not required to change the terms of any of its current agreements with KSM due to any future financing transactions. In addition, PayWall agrees to comply with any requests by KSM for documents related hereto.

5. SUCCESSORS IN INTEREST. Except for any obligations imposed by this Agreement,the Parties and each of their respective agents, successors, predecessors, affiliated or related entities, representatives, employees, officers, directors, shareholders, attorneys, and assigns, and each of them, past and present, hereby release and forever discharge one another and, as applicable, each of their respective agents, successors, predecessors, affiliated or related entities, representatives, employees, officers, directors, shareholders, attorneys, and assigns, and each of them, past and present, with respect to any and all claims, demands, liabilities, obligations, debts, attorneys' fees, costs, accounts, actions, or causes of action (collectively "Claims") which the Parties have, may have, or claim to have against each other, in law or equity, of any nature whatsoever, whether based in contract, tort, or otherwise, including the claims which the Parties have asserted against each.

6. GENERAL RELEASE BY PAYWALL OF KSM. Upon complete execution of this Agreement, PayWall, Inc. on behalf of itself, its heirs, successors, officers, directors, shareholders, boards, owners, employees, attorneys, agents and representatives, waive, release and discharge KSIX Media, Inc., including its officers, directors, shareholders, boards, owners, employees, attorneys, agents and representatives, irrevocably, from all known and unknown claims, liens, security interests, demands, causes of action, attorney's fees, costs, or expenses related to the LLC membership interests as described in Section 6.1; provided, however that nothing in this Paragraph waives or releases any claims arising out of a breach of this Release Agreement, the First Amended Pledge Agreement, or the Convertible Promissory Note.

6.1 Specifically, PayWall releases, irrevocably, any claim or lien it has or may have as to a first or priority security interest in the LLC Membership Interests of KSIX, LLC and BLVD Media Group, LLC as part of its December 2014 Membership Interest Purchase Agreement. Moreover, PayWall acknowledges the receipt of consideration above, at paragraph 1, to replace the value of its prior security interest. PayWall acknowledges expressly that upon execution of this Release it shall have no other security beyond that provided in the Convertible Promissory Note with KSM.

7. REPRESENTATIONS & WARRANTIES.

7.1 Each of the Parties represents and warrants that he or it has not assigned, transferred or subrogated, or purported to assign, transfer or subrogate, to any person or entity, either in whole or in part, any of the Claims released by this Release. Each of the Parties agrees that they or it shall indemnify the other Party, including with respect to any attorneys' fees and costs, and hold the other Party harmless from and against any claims based on or arising from any such assignment, transfer or subrogation, or any attempted assignment, transfer or subrogation, in whole or in part, of any of the Claims released pursuant to this Release.

7.2 Each of the Parties agrees to execute and deliver to the other Party all necessary documents and to take such additional action as may be necessary or reasonably required to effectuate the terms, conditions, provisions, and intent of this Release.

7.3 Each Party executing this Release and/or any other documents related to the settlement between the Parties represents and warrants that he or it has been duly authorized to execute this Release and any such other related documents.

7.4 Each of the Parties acknowledges that this Release is being entered into for present consideration.

7.5 Each of the Parties acknowledges that he or it has carefully read this Release and knows and understands the contents and effect of this Release, and each of the Parties further acknowledges that he or it is signing this Release voluntarily based on their or its own free act without coercion, undue influence, or duress.

7.6 Each of the Parties acknowledges that they or it has been advised to seek legal counsel in connection with this matter and the provisions and execution of this Release, and each of the Parties acknowledges that they or it has conferred with his or its own legal counsel in connection with the negotiations that culminated in the settlement between the Parties, the terms, conditions, and provisions of this Release, and the execution of this Release.

8. VENUE & GOVERNING LAW. Venue for any disputes arising under this Release shall be in the County of Clark, State of Nevada. This Release is made under the laws of the State of Nevada and shall in all respects be interpreted, enforced and governed under the laws of the State of Nevada without giving effect to conflicts of laws principles.

9. INVALID TERMS. If any term, condition or provision of this Release is held to be invalid, void or unenforceable, the remaining terms, conditions and provisions of this Release nevertheless shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10. BINDING RELEASE. This Release and all of its terms, conditions and provisions shall be binding upon and shall inure to the benefit of each of the Parties and each of the Parties' respective successors and assigns.

11. ENTIRE RELEASE. This Release together with the Membership Purchase Release, First Amended Pledge Release and Convertible Promissory Note represents the entire

Release between the Parties regarding the resolution of the dispute between them except to the extent the Parties execute additional documents to effectuate the terms, provisions, or intent of this Release.

12. AMENDMENTS. This Release may be amended only by an agreement in writing signed by the Parties hereto. The Parties acknowledge and agree that each of the Parties participated in the drafting of this Release and that this Release is not to be construed for or against any party.

13. SEVERABILITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions of this Release.

14 HEADINGS. The headings of the various articles and sections of this Release are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

15. CONSTRUCTION. Each of the Parties agrees that no particular Party to this Release shall be deemed to be the author of this Release or any particular term, provision or condition of this Release. Each of the Parties agrees that any ambiguities in this Release shall be resolved and that the terms, provisions and conditions of this Release shall be construed and interpreted without regard to which of the Parties may have suggested, drafted, revised, or otherwise authored this Release or any of its particular terms, provisions or conditions. Each of the Parties agrees that this Release shall be construed and interpreted as if drafted jointly by both of the Parties.

16. ATTORNEYS FEES. Each Party shall bear the expense of their own attorney's fees in connection with this Release, except in the event of reasonable attorney's fees incurred by a Party to enforce the Stipulated Judgment to be entered as set forth by paragraph 6.

17. DISPUTED CLAIMS. It is understood and agreed that this Release is entered into in compromise of disputed claims and that neither the settlement between the Parties, the execution of this Release, nor the performance of any of the terms, provisions, or conditions of this Release shall be construed or interpreted as an admission of liability or fault on the part of either of the Parties to this Release.

18. COUNTERPARTS. This Release may be executed in counterparts, including facsimile counterparts, and all such executed counterparts, including counterparts with facsimile signatures, together shall constitute one original Release which shall be binding on both of the Parties to this Release notwithstanding that both of the Parties are not signatory to the original or the same counterparts.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Release effective as of the Effective Date.

PAYWALL, INC.	KSIX MEDIA, INC.
By: ____________________	By: ____________________
Edwin Winfield	Carter Matzinger
Dated: January 20, 2016	Dated: January 20, 2016